NEWS RELEASE

The Hartford Reports First Quarter 2026 Financial Results
•First quarter 2026 net income available to common stockholders of $851 million ($3.04 per diluted share) increased 36% from $625 million ($2.15 per diluted share) over the same period in 2025. Core earnings* of $866 million ($3.09 core earnings per diluted share*) increased 36% from $639 million ($2.20 core earnings per diluted share) over the same period in 2025.
•Net income ROE for the trailing 12 months of 23.0% and core earnings ROE* of 20.3%.
•Property & Casualty (P&C) written premiums increased by 4% in the first quarter of 2026, driven by Business Insurance premium growth of 6%.
•Employee Benefits fully insured ongoing premium growth of 3% in the first quarter of 2026.
•Business Insurance first quarter 2026 combined ratio of 94.8 and an underlying combined ratio* of 89.2.
•Personal Insurance first quarter 2026 combined ratio of 87.7 and an underlying combined ratio* of 85.0.
•Employee Benefits first quarter 2026 net income margin of 6.4% and a core earnings margin* of 6.9%.
•Returned $617 million to stockholders in the first quarter, including $450 million of shares repurchased and $167 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., April 23, 2026 – The Hartford (NYSE: HIG) today announced financial results for the first quarter ended March 31, 2026.

“The Hartford’s first quarter 2026 results were strong with core earnings of $866 million, building on continued momentum from the past few years,” said The Hartford’s Chairman and CEO Christopher Swift. “Our underwriting discipline, breadth and depth of distribution relationships, and customer-centric focus position us well to navigate a dynamic environment. Our ongoing investments in innovation and technology continue to strengthen our business processes and further differentiate The Hartford in the marketplace.”

The Hartford's Chief Financial Officer Beth Costello said, “Business Insurance delivered another strong quarter, with 6 percent written premium growth and an underlying combined ratio of 89.2. In Personal Insurance, the underlying combined ratio improved 4.7 points, while growth was impacted by a competitive market. Employee Benefits generated a core earnings margin of 6.9 percent, with outstanding life and strong disability performance and excellent new business sales growth. Investment income remained strong, supported by our diversified portfolio and attractive new money yields."

Swift continued, “The Hartford is a proven and consistent performer delivering a trailing 12 month core earnings ROE of 20.3 percent. Quarter after quarter, our results demonstrate how our strategy translates into durable financial performance. Looking forward, our foundation is strong and our strategy is clear, reflecting who we are at the core—an underwriting company that consistently delivers with discipline and innovates with purpose."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Mar 31 2026	Mar 31 2025	Change
Net income available to common stockholders	$851	$625	36%
Net income available to common stockholders per diluted share[1]	$3.04	$2.15	41%

Core earnings	$866	$639	36%
Core earnings per diluted share	$3.09	$2.20	40%

Book value per diluted share	$66.58	$57.07	17%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$75.25	$65.99	14%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	23.0%	18.8%	4.2
Core earnings ROE[3], last 12-months	20.3%	16.2%	4.1
[1]Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3]Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

First quarter 2026 net income available to common stockholders of $851 million, or $3.04 per diluted share, improved from $625 million in first quarter 2025, primarily driven by lower P&C CAY CATs, higher net investment income, earned premium growth, improvement in the group life loss ratio, and a lower Personal Insurance underlying loss and loss adjustment expense ratio*, partially offset by higher expense ratios in both Employee Benefits and P&C, less favorable PYD, and a higher group disability loss ratio.
First quarter 2026 core earnings of $866 million, or $3.09 per diluted share, compared with $639 million of core earnings in first quarter 2025. Contributing to the results were:
•An increase in earnings driven by 6% growth in P&C earned premium.
•Business Insurance loss and loss adjustment expense ratio of 62.8 was flat compared with first quarter 2025, including 3.6 points of lower CATs, partially offset by a 3.3 point change from favorable to unfavorable PYD. Underlying loss and loss adjustment expense ratio of 57.2 compared with 56.9 in first quarter 2025.
•Personal Insurance loss and loss adjustment expense ratio of 60.6 compared with 79.1 in first quarter 2025, including 14.3 points of lower CATs, partially offset by 0.4 points of less favorable PYD. Underlying loss and loss adjustment expense ratio of 58.0 improved 4.6 points from first quarter 2025, due to a lower loss ratio in both automobile and homeowners.
•Net favorable PYD in core earnings of $5 million, before tax, in 2026 compared with net favorable PYD of $90 million in core earnings in 2025. Net favorable PYD included in core earnings in first quarter 2026 was primarily driven by reserve reductions in workers’ compensation, homeowners, and personal automobile, partially offset by an increase of $70 million in general liability reserves to reflect legacy sexual molestation and sexual abuse exposures related to policies written in the 1970s and 1980s, which includes a provision for a settlement in principle in one bankruptcy proceeding involving a religious institution.
•P&C CAY CAT losses of $230 million, before tax, in first quarter 2026, primarily from winter storms across several regions, but concentrated in the Northeast region, and losses from tornado, wind and hail events across several regions, compared with CAY CAT losses of $467 million in first quarter 2025, primarily driven by the January 2025 California Wildfire Event.
•The P&C expense ratio of 30.7 compared with 30.4 in first quarter 2025.
•Employee Benefits loss ratio of 71.7 compared with 71.9 in first quarter 2025, driven by improvement in the group life loss ratio, partially offset by an increase in the group disability loss ratio.
•The Employee Benefits expense ratio of 26.7 compared with 25.4 in first quarter 2025, driven by higher staffing costs and higher technology costs.
•Net investment income of $739 million, before tax, compared with $656 million in first quarter 2025, primarily driven by increased income from limited partnerships and other alternative investments (LPs), a higher level of invested assets, and reinvesting at higher rates.
March 31, 2026 book value per diluted share of $66.58 increased 0.4%, from $66.31 at Dec. 31, 2025, principally due to net income in excess of stockholder dividends through March 31, 2026, partially offset by a decrease in AOCI, primarily driven by an increase in net unrealized losses on available-for-sale (AFS) securities, and the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $75.25 as of March 31, 2026, increased 2.2%, from $73.62 at Dec. 31, 2025, as the impact from net income in excess of stockholder dividends through March 31, 2026, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the trailing 12-month period ending March 31, 2026, was 23.0%, increasing 4.2 points from March 31, 2025, primarily due to an increase in net income available to common stockholders.
Core earnings ROE for the trailing 12-month period ending March 31, 2026, was 20.3%, increasing 4.1 points from March 31, 2025, primarily due to an increase in core earnings.

BUSINESS RESULTS:
Business Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2026	Mar 31 2025	Change
Net income	$536	$477	12%
Core earnings	$551	$471	17%
Written premiums	$3,904	$3,686	6%
Underwriting gain[1]	$185	$187	(1%)
Underlying underwriting gain[1]	$386	$384	1%

Losses and loss adjustment expense ratio	62.8	62.8	—
Expenses	31.6	31.3	0.3
Policyholder dividends	0.3	0.3	—
Combined ratio	94.8	94.4	0.4
Impact of catastrophes and PYD on combined ratio	(5.6)	(5.9)	0.3
Underlying combined ratio	89.2	88.4	0.8

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	57.2	56.9	0.3
Current accident year catastrophes	4.8	8.4	(3.6)
Prior accident year development	0.8	(2.5)	3.3
Total Losses and loss adjustment expense ratio	62.8	62.8	—
[1]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

First quarter 2026 net income of $536 million compared with net income of $477 million in first quarter 2025, primarily due to lower CAY CATs, higher net investment income, and the impact of earned premium growth, partially offset by a change from net favorable PYD to net unfavorable PYD and a higher expense ratio. PYD in the 2025 period includes a $32 million, before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC.
Business Insurance core earnings of $551 million in first quarter 2026 compared with $471 million in first quarter 2025. Contributing to the results were:
•7% growth in earned premium.
•An underlying loss and loss adjustment expense ratio of 57.2 in first quarter 2026 compared with 56.9 in first quarter 2025.
•Net unfavorable PYD within core earnings of $30 million, before tax, in first quarter 2026, compared with $51 million of net favorable PYD within core earnings in first quarter 2025. The net unfavorable PYD in first quarter 2026 primarily includes an increase of $70 million in general liability reserves to reflect legacy sexual molestation and sexual abuse exposures related to policies written in the 1970s and 1980s, which includes a provision for a settlement in principle in one bankruptcy proceeding involving a religious institution.
•CAY CAT losses of $171 million, before tax, in first quarter 2026, primarily from winter storms across several regions, but concentrated in the Northeast, and losses from tornado, wind and hail events across several regions, compared with CAY CAT losses of $280 million in first quarter 2025.
•Net investment income of $505 million, before tax, compared with $437 million in first quarter 2025.

Combined ratio of 94.8 compared with 94.4 in first quarter 2025, primarily due to a 3.3 point change from favorable to unfavorable PYD, partially offset by 3.6 points of lower CATs. Underlying combined ratio of 89.2 compared with 88.4 in first quarter 2025, primarily due to a slight increase in the underlying loss and loss adjustment expense ratio and expense ratio.
•Small Business combined ratio of 91.9 compared with 93.3 in first quarter 2025, including 1.5 points of lower CATs, partially offset by 0.1 points of less favorable PYD. Underlying combined ratio of 89.4 was flat compared with first quarter 2025.
•Middle & Large Business combined ratio of 95.6 compared with 99.8 in first quarter 2025, including 5.2 points of lower CAY CATs, partially offset by 0.4 points of more unfavorable PYD. Underlying combined ratio of 91.3 compared with 90.6 in first quarter 2025, primarily due to a higher loss ratio in workers' compensation.
•Global Specialty combined ratio of 90.7 compared with 89.3 in first quarter 2025, including 5.3 points of lower CATs, partially offset by a 4.6 point change from favorable to unfavorable PYD. The 2025 combined ratio included 3.4 points of more favorable PYD due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 86.1 compared with 84.0 in first quarter 2025, primarily due to a higher expense ratio and the impact of higher reinstatement premiums in Global Re in the 2025 period.
•The expense ratio of 31.6 was generally consistent with the first quarter of 2025, as higher staffing costs and investments in the business were partially offset by earned premium growth.
First quarter 2026 written premiums of $3.9 billion were up 6% from first quarter 2025, with growth across the segment. Small Business delivered an 8% increase in written premiums, supported by double‑digit new business growth, while Middle & Large and Global Specialty each reported single‑digit written premium growth.

Personal Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2026	Mar 31 2025	Change
Net income	$139	$5	NM
Core earnings	$141	$6	NM
Written premiums	$862	$913	(6%)
Underwriting gain (loss)	$113	$(55)	NM
Underlying underwriting gain	$137	$93	47%

Losses and loss adjustment expense ratio	60.6	79.1	(18.5)
Expenses	27.0	27.0	—
Combined ratio	87.7	106.1	(18.4)
Impact of catastrophes and PYD on combined ratio	(2.6)	(16.5)	13.9
Underlying combined ratio	85.0	89.7	(4.7)

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	58.0	62.6	(4.6)
Current accident year catastrophes	6.5	20.8	(14.3)
Prior accident year development	(3.9)	(4.3)	0.4
Total Losses and loss adjustment expense ratio	60.6	79.1	(18.5)
Net income of $139 million in first quarter 2026 compared with net income of $5 million in first quarter 2025, primarily due to lower CAY CAT losses and an improvement in the underlying loss and loss adjustment expense ratio.

Personal Insurance core earnings of $141 million compared with core earnings of $6 million in first quarter 2025. Contributing to the results were:
•1% growth in earned premium largely driven by the impact of double-digit earned pricing increases.
•An underlying loss and loss adjustment expense ratio of 58.0 in first quarter 2026, which improved 4.6 points from 62.6 in first quarter 2025, driven by the impact of earned pricing increases outpacing loss cost trends.
•$35 million, before tax, of favorable PYD in first quarter of 2026, compared with $39 million of favorable PYD in first quarter 2025. The net favorable PYD in first quarter 2026 primarily includes reserve reductions in automobile and homeowners.
•CAY CAT losses of $59 million, before tax, in first quarter 2026, including losses from tornado, wind and hail events across several regions, but concentrated in the Midwest region, and losses from winter storms across several regions, compared with $187 million of CAY CAT losses in first quarter 2025.
•Net investment income of $62 million, before tax, in first quarter 2026 compared with $57 million in first quarter 2025.
Combined ratio of 87.7 in first quarter 2026 compared with 106.1 in first quarter 2025, primarily due to an 18.5 point improvement in the loss and loss adjustment expense ratio, including 14.3 points of lower CAY CAT losses and a 4.6 point improvement in the underlying loss and loss adjustment expense ratio, partially offset by 0.4 points of less favorable PYD. Underlying combined ratio of 85.0 improved 4.7 points from 89.7 in first quarter 2025, primarily due to improvement in the underlying loss and loss adjustment expense ratio in automobile and homeowners.
•Personal Automobile combined ratio of 89.6 improved 3.9 points from 93.5 in first quarter 2025, including 0.5 points of lower CAY CATs, partially offset by 0.5 points of less favorable PYD. The underlying combined ratio of 92.2 improved 3.9 points from 96.1 in first quarter 2025, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends.
•Homeowners combined ratio of 83.8 compared with 133.2 in first quarter 2025, including 46.1 points of lower CAY CATs, partially offset by 0.8 points of less favorable PYD. The underlying combined ratio of 71.0 improved 4.1 points from 75.1 in first quarter 2025, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends.
•The expense ratio of 27.0 was flat compared with first quarter 2026.
Written premiums in first quarter 2026 were $862 million compared with $913 million in first quarter 2025, with:
•Renewal written price increases in automobile and homeowners of 6.8% and 11.8%, respectively.
•Effective policy count retention was relatively stable in automobile and homeowners due to strong but moderating renewal written price increases.

Employee Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2026	Mar 31 2025	Change
Net income	$118	$133	(11%)
Core earnings	$127	$136	(7%)
Fully insured ongoing premiums	$1,654	$1,612	3%
Loss ratio	71.7%	71.9%	(0.2)
Expense ratio	26.7%	25.4%	1.3
Net income margin	6.4%	7.4%	(1.0)
Core earnings margin	6.9%	7.6%	(0.7)
Net income of $118 million in first quarter 2026 compared with $133 million in first quarter 2025, primarily due to an increase in the group disability loss ratio and expense ratio, partially offset by improvement in the group life loss ratio and increased net investment income. Core earnings of $127 million, compared with $136 million in first quarter 2025, primarily reflecting the same drivers as net income.
Fully insured ongoing premiums were up 3% compared with first quarter 2025, including increased new business sales across all products, an increase in exposure on existing accounts and persistency in excess of 90%. Fully insured ongoing sales were up 53% in first quarter 2026, compared with first quarter 2025, driven by higher group disability sales, including paid family and medical leave product (PFML) sales following initial expansion into two new states, and higher group life sales.
Loss ratio of 71.7 compared with 71.9 in first quarter 2025.
•Group life loss ratio of 73.2 improved 6.7 points due to lower mortality across both term and accidental life products.
•Group disability loss ratio of 72.7 increased 3.7 points driven by less favorable long-term disability loss trends and higher short‑term disability claim incidence, including PFML, partially offset by continued PFML pricing actions.
Expense ratio of 26.7 increased 1.3 points compared with 25.4 in first quarter 2025, driven by higher staffing costs and higher technology costs.
Net investment income of $131 million, before tax, compared with $126 million in first quarter 2025.
Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2026	Mar 31 2025	Change
Net income	$49	$43	14%
Core earnings	$51	$44	16%
Daily average Hartford Funds Assets Under Management (AUM)	$155,958	$141,834	10%
Mutual Funds and exchange-traded funds (ETF) net flows	$(533)	$(1,432)	63%
Total Hartford Funds AUM	$150,821	$138,098	9%
First quarter 2026 net income of $49 million compared with $43 million in first quarter 2025, primarily due to an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM, partially offset by net realized losses in the 2026 period. Core earnings of $51 million compared with $44 million in first quarter 2025, with the change primarily reflecting the same drivers as net income, excluding the impact of net realized losses.

Daily average AUM of $156 billion in first quarter 2026 increased 10% from first quarter 2025.
Mutual fund and ETF net outflows totaled $533 million in first quarter 2026, compared with net outflows of $1.4 billion in first quarter 2025.
Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2026	Mar 31 2025	Change
Net loss	$(28)	$(41)	32%
Net loss available to common stockholders	$(33)	$(46)	28%
Core loss	$(18)	$(31)	42%
Net investment income, before tax	$16	$14	14%
Interest expense and preferred dividends, before tax	$55	$55	—%
Net loss available to common stockholders of $33 million in first quarter 2026 compared with $46 million in first quarter 2025, driven by a higher net tax benefit, including the impact of stock-based compensation awards vesting during the quarter and interest related to income tax refunds, and an increase in other revenues related to valuation appreciation of an investment. First quarter 2026 core loss of $18 million compared with $31 million in first quarter 2025, with the change primarily reflecting the same drivers as net income.
INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2026	Mar 31 2025	Change
Net investment income, before tax	$739	$656	13%
Annualized investment yield, before tax	4.5%	4.3%	0.2
Annualized investment yield, before tax, excluding LPs[1]	4.5%	4.4%	0.1
Annualized LP yield, before tax	5.1%	3.1%	2.0
Annualized investment yield, after tax	3.6%	3.4%	0.2
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
First quarter 2026 consolidated net investment income of $739 million compared with $656 million in first quarter 2025, primarily driven by increased income from LPs, a higher level of invested assets, and reinvesting at higher rates.
First quarter 2026 net investment income, excluding LPs*, of $664 million, before tax, compared to $617 million in first quarter 2025, a 7.6% increase, primarily driven by a higher level of invested assets and reinvesting at higher rates.
First quarter 2026 included $75 million, before tax, of LP income as compared with $39 million in first quarter 2025, driven by higher returns on other funds, including valuation increases primarily within infrastructure and energy transition funds, partially offset by lower returns on real estate joint ventures. Annualized LP yield, before tax, of 5.1% compared with 3.1% in first quarter 2025.
Net realized losses of $55 million, before tax, in first quarter 2026 compared with $49 million, before tax, in first quarter 2025.
Total invested assets of $63.7 billion decreased $0.2 billion from Dec. 31, 2025, primarily due to a decrease in valuation of fixed maturities, driven by higher interest rates, partially offset by an increase in mortgage loans and LPs.

CONFERENCE CALL
The Hartford will discuss its first quarter 2026 financial results on a webcast at 9:00 a.m. EDT on Friday, April 24, 2026. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2026, and the first quarter 2026 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, employee benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Kate Jorens
860-547-7413     860-547-4066
michelle.loxton@thehartford.com     kate.jorens@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2026
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,572	$907	$—	$1,666	$—	$—	$6,145
Fee income	12	8	—	57	283	10	370
Net investment income	505	62	20	131	5	16	739
Net realized losses	(19)	(4)	(1)	(11)	(3)	(17)	(55)
Other revenue	—	22	—	—	—	5	27
Total revenues	4,070	995	19	1,843	285	14	7,226
Benefits, losses, and loss adjustment expenses	2,245	550	(36)	1,238	—	1	3,998
Amortization of DAC	577	71	—	8	—	—	656
Insurance operating costs and other expenses	569	199	2	439	223	15	1,447
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	3,398	821	(34)	1,695	223	66	6,169
Income (loss) before income taxes	672	174	53	148	62	(52)	1,057
Income tax expense (benefit)	136	35	11	30	13	(24)	201
Net income (loss)	536	139	42	118	49	(28)	856
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	536	139	42	118	49	(33)	851
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	18	4	1	11	3	17	54
Integration and other non-recurring M&A costs, before tax	1	—	—	—	—	—	1
Change in deferred gain on retroactive reinsurance, before tax	—	—	(36)	—	—	—	(36)
Income tax expense (benefit)	(4)	(2)	7	(2)	(1)	(2)	(4)
Core earnings (loss)	$551	$141	$14	$127	$51	$(18)	$866

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2025
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,324	$899	$—	$1,612	$—	$—	$5,835
Fee income	11	8	—	56	260	11	346
Net investment income	437	57	18	126	4	14	656
Net realized losses	(24)	(2)	—	(4)	—	(19)	(49)
Other revenue	1	20	—	—	—	1	22
Total revenues	3,749	982	18	1,790	264	7	6,810
Benefits, losses, and loss adjustment expenses	2,088	711	—	1,199	—	2	4,000
Amortization of DAC	531	68	—	8	—	—	607
Insurance operating costs and other expenses	524	197	2	406	209	14	1,352
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	3,150	977	2	1,623	209	66	6,027
Income (loss) before income taxes	599	5	16	167	55	(59)	783
Income tax expense (benefit)	122	—	3	34	12	(18)	153
Net income (loss)	477	5	13	133	43	(41)	630
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	477	5	13	133	43	(46)	625
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	22	2	—	4	—	19	47
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(32)	—	—	—	—	—	(32)
Income tax expense (benefit)	2	(1)	—	(1)	1	(4)	(3)
Core earnings (loss)	$471	$6	$13	$136	$44	$(31)	$639

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the Company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2026, which is available on the investor relations section of The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable U.S GAAP measure. A reconciliation of annualized investment yield to annualized investment yield excluding limited partnerships and other alternative investments for the quarterly periods ended March 31, 2026 and 2025 is provided in the table below.

	Three Months Ended
	Mar 31 2026	Mar 31 2025
Annualized investment yield	4.5%	4.3%
Adjustment for income from limited partnerships and other alternative investments	—%	0.1%
Annualized investment yield excluding limited partnerships and other alternative investments	4.5%	4.4%

Net investment income, excluding limited partnerships and other alternative investments-This non-GAAP measure is the amount of net investment income earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Net investment income is the most directly comparable U.S. GAAP measure. A reconciliation of net investment income to net investment income excluding limited partnerships and other alternative investments for the quarterly periods ended March 31, 2026 and 2025 is provided in the table below.

	Three Months Ended
	Mar 31 2026	Mar 31 2025
Total net investment income	$739	$656
Adjustment for income from limited partnerships and other alternative investments	$(75)	$(39)
Net investment income excluding limited partnerships and other alternative investments	$664	$617

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Mar 31 2026	Dec 31 2025	Change
Book value per diluted share	$66.58	$66.31	0.4%
Per diluted share impact of AOCI	$8.67	$7.31	18.6%
Book value per diluted share (excluding AOCI)	$75.25	$73.62	2.2%

	As of
	Mar 31 2026	Mar 31 2025	Change
Book value per diluted share	$66.58	$57.07	16.7%
Per diluted share impact of AOCI	$8.67	$8.92	(2.8%)
Book value per diluted share (excluding AOCI)	$75.25	$65.99	14.0%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings (loss) for the quarterly periods ended March 31, 2026 and 2025, for individual reporting segments can be found in this news release under the heading "The Hartford Insurance Group, Inc. Consolidating Income Statements."
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Employee Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Employee Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Employee Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2026 and 2025, is set forth below.

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Net income margin	6.4%	7.4%	(1.0)
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses, before tax	0.6%	0.3%	0.3
Income tax benefit on items excluded from core earnings	(0.1)%	(0.1)%	—
Core earnings margin	6.9%	7.6%	(0.7)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the U.S. GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable U.S. GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted share to core earnings per diluted share for the quarterly periods ended March 31, 2026 and 2025 is provided in the table below.

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Per Share Data
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$3.04	$2.15	41%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.19	0.16	19%
Integration and other non-recurring M&A costs, before tax	—	0.01	(100%)
Change in deferred gain on retroactive reinsurance, before tax	(0.13)	(0.11)	(18%)
Income tax benefit on items excluded from core earnings	(0.01)	(0.01)	—%
Core earnings per diluted share	$3.09	$2.20	40%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Three Months Ended
	Mar 31 2026	Mar 31 2025
Net income available to common stockholders ROE	23.0%	18.8%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.6%	0.8%
Integration and other non-recurring M&A costs, before tax	—%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	(0.4)%	(0.6)%
Income tax benefit on items not included in core earnings	(0.1)%	(0.1%)
Impact of AOCI, excluded from denominator of core earnings ROE	(2.8)%	(2.8%)
Core earnings ROE	20.3%	16.2%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable U.S. GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for "Business Insurance" and "Personal Insurance". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL BUSINESS

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Combined ratio	91.9	93.3	(1.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(6.5)	(8.0)	1.5
Prior accident year development	4.0	4.1	(0.1)
Underlying combined ratio	89.4	89.4	—

MIDDLE & LARGE BUSINESS

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Combined ratio	95.6	99.8	(4.2)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.7)	(8.9)	5.2
Prior accident year development	(0.7)	(0.3)	(0.4)
Underlying combined ratio	91.3	90.6	0.7

GLOBAL SPECIALTY

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Combined ratio	90.7	89.3	1.4
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.4)	(8.7)	5.3
Prior accident year development	(1.2)	3.4	(4.6)
Underlying combined ratio	86.1	84.0	2.1

PERSONAL AUTOMOBILE

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Combined ratio	89.6	93.5	(3.9)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.7)	(1.2)	0.5
Prior accident year development	3.3	3.8	(0.5)
Underlying combined ratio	92.2	96.1	(3.9)

HOMEOWNERS

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Combined ratio	83.8	133.2	(49.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(17.6)	(63.7)	46.1
Prior accident year development	4.8	5.6	(0.8)
Underlying combined ratio	71.0	75.1	(4.1)

Underwriting gain (loss) -This non-GAAP financial measure is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable U.S. GAAP measure. The Hartford's management evaluates profitability of the Business and Personal Insurance segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. Reconciliations of net income (loss) to underwriting gain (loss) for the quarterly periods ended March 31, 2026 and 2025, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable U.S GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. Reconciliations of net income (loss) to underlying underwriting gain for individual reporting segments for the quarterly periods ended March 31, 2026 and 2025, is set forth below.

BUSINESS INSURANCE

	Three Months Ended
	Mar 31 2026	Mar 31 2025
Net income	$536	$477
Adjustments to reconcile net income to underwriting gain:
Net investment income	(505)	(437)
Net realized losses	19	24
Other (income) expense	(1)	1
Income tax expense	136	122
Underwriting gain	185	187
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	171	280
Prior accident year development	30	(83)
Underlying underwriting gain	$386	$384

PERSONAL INSURANCE

	Three Months Ended
	Mar 31 2026	Mar 31 2025
Net income	$139	$5
Adjustments to reconcile net income to underwriting gain (loss):
Net investment income	(62)	(57)
Net realized losses	4	2
Net servicing and other (income) expense	(3)	(5)
Income tax expense	35	—
Underwriting gain (loss)	113	(55)
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	59	187
Prior accident year development	(35)	(39)
Underlying underwriting gain	$137	$93

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure is the cost of non-catastrophe loss and loss adjustment expenses incurred in the current accident year divided by earned premiums. The loss and loss adjustment expense ratio is the most directly comparable U.S. GAAP measure. Management believes that the underlying loss and loss adjustment expense ratio is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development ("PYD"). Reconciliations of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended March 31, 2026 and 2025, is set forth below.
PROPERTY & CASUALTY

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Loss and loss adjustment expense ratio	61.6	66.3	(4.7)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(4.2)	(8.2)	4.0
Underlying loss and loss adjustment expense ratio	57.4	58.1	(0.7)

BUSINESS INSURANCE

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Loss and loss adjustment expense ratio	62.8	62.8	—
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(5.6)	(5.9)	0.3
Underlying loss and loss adjustment expense ratio	57.2	56.9	0.3

PERSONAL INSURANCE

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Loss and loss adjustment expense ratio	60.6	79.1	(18.5)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(2.6)	(16.5)	13.9
Underlying loss and loss adjustment expense ratio	58.0	62.6	(4.6)

PERSONAL INSURANCE - AUTOMOBILE

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Loss and loss adjustment expense ratio	63.5	67.3	(3.8)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	2.8	2.5	0.3
Underlying loss and loss adjustment expense ratio	66.3	69.9	(3.6)

PERSONAL INSURANCE - HOMEOWNERS

	Three Months Ended
	Mar 31 2026	Mar 31 2025	Change
Loss and loss adjustment expense ratio	55.00	104.3	(49.3)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(12.8)	(58.1)	45.3
Underlying loss and loss adjustment expense ratio	42.2	46.3	(4.1)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Insurance Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing could provide our competitors with a competitive advantage and could impact the rate and severity of claims, as well as the demand for our products; the

Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber breach or other information security incident, technology failure or other unanticipated event; the potential for difficulties arising from outsourcing, including vendors and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.